Exhibit 10.2

July 31, 2013

Mr. Scott Ross

AP Carib Holdings, Ltd.

c/o Apollo Management VII, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Dear Mr. Ross:

Reference is herein made to that certain Agreement and Plan of Merger dated as of June 30, 2010, among AP Carib Holdings, Ltd. (“Apollo”), Popular, Inc. (“Popular”), EVERTEC, Inc. (now known as EVERTEC Group, LLC) (“EVERTEC”), AP Carib Holdings, Ltd., (“AP Carib”) and Carib Acquisition, Inc. (which has been succeeded in interest by operation of merger by EVERTEC) (“Carib”)), as amended by the amendments dated August 5, August 8, September 15 and September 30, 2010, and the letter agreement dated February 23, 2011 (the “Merger Agreement”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

Popular currently owns indirectly, through its wholly owned subsidiary, Popular International Bank, Inc. (“PIBI”), the shares of Tarjetas y Transacciones en Red TRANRED, C.A. (formerly, EVERTEC de Venezuela, C.A.), a company organized under the laws of the Bolivarian Republic of Venezuela engaged in the business of financial transaction processing in Venezuela (“TRANRED”). PIBI acquired its equity interest in TRANRED in 2010 from EVERTEC, in connection with the transactions contemplated under the terms of the Merger Agreement.

Popular has informed EVERTEC and AP Carib that (i) PIBI has entered into a definitive agreement for the sale of 100% of the issued and outstanding stock of TRANRED to FINANCIERA FINANGENTE, S.A., a Panamanian company, pursuant to the terms of a stock purchase agreement dated as of July 23, 2013 (the “Transfer Agreement”). The transactions contemplated under the Transfer Agreement have closed as of the date hereof (“Transfer Date”), and PIBI and Popular will cease to have an ownership interest in TRANRED as of the Transfer Date. As of the Transfer Date, Popular, EVERTEC and TRANRED shall terminate the Venezuela Transition Services Agreement dated as September 29, 2010, amended on July 1, 2011, and further amended on March 9, 2012, to which they are parties.

As further set forth in the Merger Agreement, Popular agreed to indemnify Apollo and the other Parent Indemnified Parties for, among other things, certain matters related to TRANRED and its business and operations and other related matters. In particular, pursuant to Section 7.2(a)(xi), Section 7.2(a)(xiii) and Section 7.2(a)(xiv), Popular agreed to indemnify, defend and hold harmless the Parent Indemnified Parties from , against and in respect of all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Parent Indemnified Parties, whether in respect of third party claims, claims between the Parties, or otherwise directly or indirectly relating to or arising out of:

(xi) (a) the Company’s, Stockholder’s and/or its Affiliates ownership of EV and the ownership, operation, performance, and conduct of EV’s business, the Venezuelan Customer Contracts and any other Venezuela Operations Assets (as such term is defined in the Venezuelan Reorganization Agreement) or Liabilities to the extent related to services provided to the operations of financial institutions in Venezuela or such Venezuela Operations Assets (collectively, the “VZ Business”), and (b) the transactions contemplated by the EV Transfer Documents, in the cases of each of clauses (a) and (b), (x) including any violation of Law, or performance, non-performance or breach of Contract to the extent related thereto, and (z)(i) with respect to breaches of any Contracts (taking into account only such modifications or amendments to such Contracts which do not expand or otherwise modify the Company’s or its Subsidiaries’ obligations thereunder) in existence prior to or as of the Closing whether arising before, at or after the Closing, (ii) with respect to any act, failure to act, event, circumstance, condition, or occurrence occurring prior to or at Closing regardless of whether the related Liability arises before, at or after Closing and (iii) with respect to all other matters, whether arising before, at or, to the extent of any obligations that exist as of the Closing, after the Closing.

(xiii) any Losses arising out of the conduct prior to the Closing of the Services specified on Schedule 5.31 of the Stockholder Disclosure Schedule.

(xiv) any Liability for any breach that occurs on or before the Closing Date and any continuing breach thereafter of any Contract to which any of the Companies is a party at or prior to the Closing arising from the Companies ceasing to provide the Services specified on Schedule 5.31 of the Stockholder Disclosure Schedule.

Popular has informed EVERTEC and AP Carib that pursuant to the Transfer Agreement, as of the Transfer Date, Popular shall no longer exercise direct or indirect control of TRANRED and/or its operations. In light of the foregoing, Popular, EVERTEC and AP Carib hereby agree that, Popular’s indemnity obligations under Sections 7.2(a) (xi), (xiii) and (xiv) of the Merger Agreement as they relate to TRANRED and the VZ Business shall continue in effect solely to the extent any such Losses indemnifiable thereunder arise out of or are related to the ownership, conduct and operation of Tranred and the VZ Business on or before the Transfer Date, including without limitation the consummation of the transactions contemplated by the EV Transfer Documents (such limitations collectively the “Venezuela Indemnity Limitation”). For the avoidance of doubt, nothing herein shall limit Popular’s or its affiliates indemnification obligations (x) under any other section of the Merger Agreement or any other agreement (including the Venezuela Transition Services Agreement) (y) under Sections 7.2(a) (xi), (xiii) and (xiv) as they relate to matters other than TRANRED or the VZ Business.

Please confirm our mutual understanding regarding the aforementioned limitation to the referenced provisions of Section 7.2(a)(xi), (xiii) and (xiv) of the Merger Agreement by signing in the space provided below and returning to us a copy of this letter.

This letter agreement shall be governed by and construed in accordance with the laws of Delaware.

The provisions of this letter agreement shall not be deemed to change the respective rights and obligations of the parties under the Merger Agreement, except for the Venezuela Indemnity Limitation specifically provided herein. This letter agreement and the Merger Agreement, together, contain the complete agreement among the parties and supersede any prior understandings, agreements, letters of intent, or representations by or among such parties, written or oral, that may have related to the subject matter hereof in any way. Except as specifically amended hereby, the Merger Agreement, as amended hereby, shall remain in full force and effect. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this letter agreement.

This letter agreement may be executed in two or more separate counterparts (including counterparts transmitted by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

POPULAR, INC.

By:	/s/ Iván Pagán Mejía
Name:	Iván Pagán Mejía
Title:	Senior Vice President

ACKNOWLEDGED AND AGREED TO BY:

AP Carib Holdings, Ltd.

	By:	Apollo Management VII, L.P., its sole director

	By:	AIF VII Management, LLC, its general partner

By:	/s/ Scott I. Ross
Name:	Scott I. Ross
Title:

EVERTEC Group, LLC, on behalf of itself and as successor and interest to Carib Acquisition, Inc.

By:	/s/ Peter Harrington
Name:	Peter Harrington
Title:	President

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